Exhibit 99.1
News Release
Novelis Reports Second Quarter Fiscal Year 2024 Results

Q2 Fiscal Year 2024 Highlights
•Net income attributable to our common shareholder of $157 million, down 14% YoY; Net income excluding special items was $180 million, down 11% YoY
•Adjusted EBITDA of $484 million, down 4% YoY
•Rolled product shipments of 933 kilotonnes, down 5% YoY
•Adjusted EBITDA per tonne shipped of $519, up 1% YoY

ATLANTA, November 7, 2023 – Novelis Inc., a leading sustainable aluminum solutions provider and the world leader in aluminum rolling and recycling, today reported results for the second quarter of fiscal year 2024.
"We are pleased to see another quarter of sequential improvement in Adjusted EBITDA, driven by initial demand recovery in our core beverage packaging sheet end market as industry supply chain destocking activity is largely behind us,” said Steve Fisher, president and CEO, Novelis Inc. “We delivered a solid second quarter, demonstrating the resilience of our business on account of our diverse customer base across premium end markets, our leadership position in aluminum recycling, a solid balance sheet, and the scale and efficiency of our global operations. The business will only be further strengthened in the coming years as we complete strategic investments under way in new rolling and recycling capacity."
Net sales decreased 14% versus the prior year period to $4.1 billion for the second quarter of fiscal year 2024, primarily driven by lower average aluminum prices and a 5% decrease in total flat rolled product shipments to 933 kilotonnes, partially offset by increased product pricing and favorable product mix. The decrease in shipments is mainly due to lower beverage packaging shipments compared to prior year record levels, as well as challenging economic conditions impacting some specialties markets, mainly in building & construction, partially offset by higher automotive shipments on stronger customer demand.
Net income attributable to our common shareholder decreased 14% versus the prior year to $157 million in the second quarter of fiscal year 2024, due mainly to lower Adjusted EBITDA. Adjusted EBITDA decreased 4% versus the prior year to $484 million in the second quarter of fiscal year 2024, primarily driven by lower shipments, less favorable metal benefit from recycling, and a prior year favorable impact from capitalizing high operating costs into inventory. These factors were partially offset by higher product pricing, favorable product mix, and some lower freight costs.
Net cash flow provided by operating activities was $290 million in the first six months of fiscal year 2024 compared to $196 million in the prior fiscal year period, primarily due to favorable changes in working capital, partially offset by lower Adjusted EBITDA. Adjusted Free Cash Flow was an outflow of $300 million in the first six months of fiscal year 2024, higher than the prior year period outflow of $96 million due primarily to a planned increase in capital expenditures as we ramp up strategic investments in new capacity, partially offset by higher cash flow from operating activities. The company had a net leverage ratio (Net Debt / trailing twelve months (TTM) Adjusted EBITDA) of 2.7x at the end of the second quarter of fiscal year 2024.
"We are delivering on our expectations for Adjusted EBITDA per tonne recovery this year, with Adjusted EBITDA per tonne again improving sequentially to $519 in the second quarter, demonstrating the operating leverage we gain with higher shipments," said Devinder Ahuja, executive vice president and CFO, Novelis Inc.
The company had a strong total liquidity position of $2.3 billion, consisting of $1.2 billion in cash and cash equivalents and $1.1 billion in availability under committed credit facilities, as of September 30, 2023.

Second Quarter Fiscal Year 2024 Earnings Conference Call
Novelis will discuss its second quarter fiscal year 2024 results via a live webcast and conference call for investors at 7:00 a.m. EST/5:30 p.m. IST on Tuesday, November 7, 2023. To view slides and listen to the live webcast, visit https://links.ccwebcast.com/?EventId=NOV071123. To join by telephone, please visit https://services.choruscall.in/DiamondPassRegistration/register?confirmationNumber=4244214&linkSecurityString=181e1ac8a4. The webcast link, access information and presentation materials can also be found at https://investors.novelis.com/.

About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a global leader in the production of innovative aluminum products and solutions and the world's largest recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage can and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $18.5 billion in fiscal year 2023. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides, which can be found at novelis.com/investors. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the condensed consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows, reconciliation of Adjusted EBITDA, Adjusted EBITDA per Tonne, Adjusted Free Cash Flow, Net Leverage Ratio, income from continuing operations excluding special items, and segment information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are statements about our beliefs that the business will only be further strengthened in the coming years as we complete strategic investments under way in new rolling and recycling capacity. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: disruptions or changes in the business or financial condition of our significant customers or the loss of their business or reduction in their requirements; price and other forms of competition from other aluminum rolled products producers and potential new market entrants; competition in our end-markets, and the willingness of our customer to accept substitutes for our products, including steel, plastics, composite materials and glass; our inability to realize the anticipated benefits of strategic investments; increases in the cost of volatility in the availability of primary aluminum, scrap aluminum, sheet ingot, or other raw materials used in the production of our products; rises in energy costs or disruptions to our energy supplies; downturns in the automotive and ground transportation industries or changes in consumer demand; public health crises, such as the recently experienced COVID-19 pandemic; union disputes and other employee relations issues; loss of our key management and other personnel, or an inability to attract and retain such management and other personnel; unplanned disruptions at our operating facilities; exposure to economic and political risk associated with our global operations; economic uncertainty, capital markets disruption and supply chain interruptions, including as a result of geopolitical instability due to the ongoing military conflict between Russia and Ukraine; the impact of labor disputes and strikes on our customers could have material adverse effects on our business and financial results; risks relating to certain joint ventures, subsidiaries and assets that we do not entirely control; security breaches and other disruptions to our information technology networks and systems; increased freight costs on imported products; timing differences between the prices we pay under purchase contracts and metal prices we charge our customers; a deterioration of our financial condition, a downgrade of our ratings by a credit rating agency or other factors which could limit our ability to enter into, or increase our costs of, financing and hedging transactions; risks related to variable rate indebtedness, including interest rate risk; adverse changes in currency exchange rates; our inability to transact in derivative instruments, if our exposure to price fluctuations is not adequately hedged under derivative instruments, or if counterparties to our derivative instruments fail to honor their agreements; an adverse decline in the liability discount rate, lower-than-expected investment return on pension assets; impairments to our goodwill, other intangible assets and other long-lived assets; tax expense, tax liabilities or tax compliance costs; operating and financial restrictions imposed on us by the covenants in our credit facilities and the indentures governing our Senior Notes; our inability to protect our intellectual property, the confidentiality of our know-how, trade secrets, technology, and other proprietary information; risks related to our global operations, including the impact of complex and stringent laws and government regulations; global climate change or the legal, regulatory or market responses to such change; risks related to the broad range of environmental, health and safety laws and regulations to which we are subject, and any related exposure to substantial environmental, health and safety costs and liabilities; our failure to comply with laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection; and exposure to significant legal proceedings and investigations. The above list of factors is not exhaustive. Other important factors are discussed under the captions "Risk Factors" and “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 316 7525	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)	2023	2022	2023	2022
Net sales	$4,107	$4,799	$8,198	$9,888
Cost of goods sold (exclusive of depreciation and amortization)	3,477	4,140	6,978	8,405
Selling, general and administrative expenses	182	181	356	345
Depreciation and amortization	136	134	267	272
Interest expense and amortization of debt issuance costs	78	65	155	123
Research and development expenses	23	23	48	46
Loss on extinguishment of debt, net	5	—	5	—
Restructuring and impairment expenses, net	4	1	7	2
Equity in net income of non-consolidated affiliates	(4)	(4)	(7)	(8)
Other (income) expenses, net	(2)	10	(29)	60
	3,899	4,550	7,780	9,245
Income from continuing operations before income tax provision	208	249	418	643
Income tax provision	51	65	105	152
Net income from continuing operations	157	184	313	491
Loss from discontinued operations, net of tax	—	(1)	—	(2)
Net income	157	183	313	489
Net loss attributable to noncontrolling interest	—	—	—	(1)
Net income attributable to our common shareholder	$157	$183	$313	$490

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	September 30, 2023	March 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,158	$1,498
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $7 and $5 as of September 30, 2023, and March 31, 2023, respectively)	1,811	1,751
— related parties	135	156
Inventories	2,761	2,729
Prepaid expenses and other current assets	175	178
Fair value of derivative instruments	121	145
Assets held for sale	1	3
Total current assets	6,162	6,460
Property, plant and equipment, net	5,228	4,900
Goodwill	1,073	1,076
Intangible assets, net	568	589
Investment in and advances to non–consolidated affiliates	873	877
Deferred income tax assets	152	166
Other long-term assets
— third parties	275	293
— related parties	2	3
Total assets	$14,333	$14,364
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$51	$88
Short-term borrowings	692	671
Accounts payable
— third parties	2,951	3,100
— related parties	283	277
Fair value of derivative instruments	213	130
Accrued expenses and other current liabilities	593	633
Return of capital payable - related party	—	—
Total current liabilities	4,783	4,899
Long-term debt, net of current portion	4,859	4,881
Deferred income tax liabilities	271	288
Accrued postretirement benefits	526	554
Other long-term liabilities	271	288
Total liabilities	10,710	10,910
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of September 30, 2023, and March 31, 2023	—	—
Additional paid-in capital	1,208	1,208
Retained earnings	2,785	2,472
Accumulated other comprehensive loss	(382)	(238)
Total equity of our common shareholder	3,611	3,442
Noncontrolling interest	12	12
Total equity	3,623	3,454
Total liabilities and equity	$14,333	$14,364

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended September 30,
(in millions)	2023	2022
OPERATING ACTIVITIES
Net income	$313	$489
Net loss from discontinued operations	—	(2)
Net income from continuing operations	$313	$491
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	267	272
Loss on unrealized derivatives and other realized derivatives in investing activities, net	10	18
Loss on sale of assets, net	—	1
Impairment charges	3	—
Loss on extinguishment of debt, net	5	—
Deferred income taxes, net	23	19
Equity in net income of non-consolidated affiliates	(7)	(8)
Gain on foreign exchange remeasurement of debt	(6)	(22)
Amortization of debt issuance costs and carrying value adjustments	7	8
Other, net	3	—
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	(90)	138
Inventories	(72)	(485)
Accounts payable	(110)	(309)
Other assets	21	18
Other liabilities	(77)	55
Net cash provided by operating activities – continuing operations	290	196
Net cash used in operating activities – discontinued operations	—	(6)
Net cash provided by operating activities	$290	$190
INVESTING ACTIVITIES
Capital expenditures	$(618)	$(284)
Acquisition of business and other investments, net of cash acquired	—	(4)
Proceeds (outflows) from investment in and advances to non-consolidated affiliates, net	12	(15)
Proceeds from the settlement of derivative instruments, net	8	2
Other	8	11
Net cash used in investing activities	$(590)	$(290)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	$532	$—
Principal payments of long-term and short-term borrowings	(531)	(114)
Revolving credit facilities and other, net	(24)	450
Debt issuance costs	(3)	(6)
Return of capital to our common shareholder	—	(100)
Net cash (used in) provided by financing activities	$(26)	$230
Net (decrease) increase in cash, cash equivalents and restricted cash	(326)	130
Effect of exchange rate changes on cash	(14)	(57)
Cash, cash equivalents and restricted cash — beginning of period	1,511	1,084
Cash, cash equivalents and restricted cash — end of period	$1,171	$1,157

Cash and cash equivalents	$1,158	$1,145
Restricted cash (included in other long-term assets)	13	12
Cash, cash equivalents and restricted cash — end of period	$1,171	$1,157

Reconciliation of Adjusted EBITDA (unaudited) to Net Income Attributable to our Common Shareholder
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to net income attributable to our common shareholder.

	Three Months Ended September 30,		Six Months Ended September 30,		Year Ended	TTM Ended
(in millions)	2023	2022	2023	2022	March 31, 2023	September 30, 2023
Net income attributable to our common shareholder	$157	$183	$313	$490	$658	$481
Net loss attributable to noncontrolling interests	—	—	—	(1)	(1)	—
Income tax provision	51	65	105	152	147	100
Interest, net	74	61	144	115	254	283
Depreciation and amortization	136	134	267	272	540	535
EBITDA	$418	$443	$829	$1,028	$1,598	$1,399

Adjustment to reconcile proportional consolidation	$11	$13	$25	$27	$53	$51
Unrealized losses (gains) on change in fair value of derivative instruments, net	23	21	19	(21)	(23)	17
Realized gains on derivative instruments not included in Adjusted EBITDA	(1)	(1)	(4)	(2)	(4)	(6)
Loss on extinguishment of debt, net	5	—	5	—	—	5
Restructuring and impairment expenses, net	4	1	7	2	33	38
Loss on sale assets, net	—	—	—	1	1	—
Loss from discontinued operations, net of tax	—	1	—	2	2	—
Metal price lag	22	24	17	21	130	126
Other, net	2	4	7	9	21	19
Adjusted EBITDA	$484	$506	$905	$1,067	$1,811	$1,649
____________________
(1)The mounts in the TTM column are calculated by taking the amounts for the year ended March 31, 2023, subtracting the amounts for the three months ended September 30, 2022, and adding the amounts for the three months ended September 30, 2023.

The following table presents the calculation of Adjusted EBITDA per tonne.

	Three Months Ended September 30,
	2023	2022
Adjusted EBITDA (in millions) (numerator)	$484	$506
Rolled product shipments (in kt) (denominator)	933	984
Adjusted EBITDA per tonne	$519	$514

Adjusted Free Cash Flow (unaudited)
The following table reconciles Adjusted Free Cash Flow and Adjusted Free Cash Flow from Continuing Operations, non-GAAP financial measures, to net cash provided by operating activities - continuing operations.

	Six Months Ended September 30,
(in millions)	2023	2022
Net cash provided by operating activities – continuing operations	$290	$196
Net cash used in investing activities – continuing operations	(590)	(290)
Plus: Cash used in the acquisition of business and other investments, net of cash acquired	—	4
Adjusted Free Cash Flow from continuing operations	(300)	(90)
Net cash used in operating activities – discontinued operations	—	(6)
Adjusted Free Cash Flow	$(300)	$(96)

Net Leverage Ratio (unaudited)
The following table reconciles long-term debt, net of current portion to Net Debt.

(in millions)	September 30, 2023	March 31, 2023
Long–term debt, net of current portion	$4,859	$4,881
Current portion of long-term debt	51	88
Short-term borrowings	692	671
Cash and cash equivalents	(1,158)	(1,498)
Net Debt	$4,444	$4,142

The following table shows the calculation of the Net Leverage Ratio (in millions, except for the Net Leverage Ratio).

	September 30, 2023	March 31, 2023
Net debt (numerator)	$4,444	$4,142
TTM Adjusted EBITDA (denominator)	$1,649	$1,811
Net Leverage Ratio	2.7	2.3

Reconciliation of Net Income from Continuing Operations, Excluding Special Items (unaudited) to Net Income from Continuing Operations
The following table presents net income from continuing operations excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)	2023	2022	2023	2022
Net income from continuing operations	$157	$184	$313	$491
Special Items:
Loss on extinguishment of debt, net	5	—	5	—
Metal price lag	22	24	17	21
Restructuring and impairment expenses, net	4	1	7	2
Tax effect on special items	(8)	(6)	(7)	(4)
Net income from continuing operations, excluding special items	$180	$203	$335	$510

Segment Information (unaudited)
The following tables present selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended September 30, 2023	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$208	$100	$82	$93	$1	$484

Shipments (in kt)
Rolled products – third party	390	252	155	136	—	933
Rolled products – intersegment	—	4	20	8	(32)	—
Total rolled products	390	256	175	144	(32)	933

Selected Operating Results Three Months Ended September 30, 2022	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$191	$73	$113	$127	$2	$506

Shipments (in kt)
Rolled products – third party	386	257	190	151	—	984
Rolled products – intersegment	—	11	18	11	(40)	—
Total rolled products	386	268	208	162	(40)	984

Selected Operating Results Six Months Ended September 30, 2023	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$374	$188	$169	$177	$(3)	$905

Shipments (in kt)
Rolled products – third party	760	497	308	247	—	1,812
Rolled products – intersegment	—	9	43	16	(68)	—
Total rolled products	760	506	351	263	(68)	1,812

Selected Operating Results Six Months Ended September 30, 2022	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$418	$157	$207	$283	$2	$1,067

Shipments (in kt)
Rolled products – third party	772	522	354	298	—	1,946
Rolled products – intersegment	—	18	39	12	(69)	—
Total rolled products	772	540	393	310	(69)	1,946